EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:  Mr. Jason Wang
Tel: +86-512-5268-0988

Sutor Technology Group Limited
Changshu, Jiangsu Province
People’s Republic of China
http://www.sutorcn.com
    NEWS RELEASE

SUTOR TECHNOLOGY GROUP LIMITED ANNOUNCES SECOND QUARTER FINANCIAL RESULTS OF FISCAL YEAR 2011

CHANGSHU, China, Feb 14/PRNewswire-Asia/ -- Sutor Technology Group Limited (the “Company”, “Sutor”) (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced its financial results for the second quarter of fiscal year 2011, ended December 31, 2010.

Overview

	2QFY2011	2QFY2010	Change
Revenues (million):	$99.4	$115.2	-13.7%
Gross profit (million):	$9.5	$8.6	9.6%
Gross margin	9.5%	7.5%	26.7%
Net income (million):	$2.9	$4.0	-27.2%
EPS	$0.07	$0.11	-36.4%

“Our gross profit and gross margin increased in the second quarter of fiscal year 2011 over the same period last year primarily as a result of a change in product mix and our strategic decision to significantly reduce our lower-margin steel trading business. During the quarter, we performed technological upgrades to our production lines in an effort to produce higher value-added products. We believe focusing on higher gross margin products will improve our competitive position in the long run. During the quarter we also saw strength in our product prices and higher average sale prices more than offset the increased cost of raw materials. The decline in total revenue was primarily due to the strategic reduction in our steel trading business. In addition, higher shipping costs on international sales and increased G&A expenses reduced net income,” said Ms. Chen, Chairwoman and CEO of Sutor.

“We remain optimistic about the remainder of fiscal year 2011. In January, we received approximately 10,000 tons of international sales orders as compared with about 10,500 tons of such orders for the whole third quarter of FY2010. In the second quarter of FY2011, Sutor was honored as a High-Tech Enterprise by Jiangsu provincial government. This certification places Sutor among a selected few value-added steel producers in China that won both government and market recognition. Further, Sutor recently opened two new offices in metropolitan Ningbo and Shanghai in an effort to attract talents, increase brand recognition and better service our customers,” Ms. Chen further commented. “As we continue our strategies of expanding sales channels, optimizing product portfolio, enhancing research and development efforts, and improving brand recognition, we believe we can capitalize on the ongoing industrial upgrading and urbanization processes in China,” concluded Ms. Chen.

Second Fiscal Quarter 2011 Financial Results

Revenues. Revenues were $99.4 million in the second fiscal quarter of 2011, compared to $115.2 million for the same period last year, a decrease of $15.8 million, or approximately 13.7%. The decrease was primarily attributable to significantly reduced steel trading business at our subsidiary Ningbo Zhehua Heavy Steel Pipe Manufacturing Co., Ltd. During the quarter, revenue from Ningbo Zhehua decreased by approximately $10.2 million from approximately $18.6 million for the three months ended December 31, 2009 to $8.4 million for the three months ended December 31, 2010. This accounted for most of our decreased revenues. In addition, lower production volume for our PPGI products also contributed lower revenue. Our advanced color-patterned PPGI products required sophisticated processing procedures and hence more production time than in the same period of the previous fiscal year. But the lower production volume was partially offset by higher average sales prices. Our goal is to gradually transition to greater production of higher-end and higher-margin products. We believe this strategy will improve our competitiveness in the long run.

Gross profit. Gross profit was $9.5 million in the second fiscal quarter of 2011, compared to $8.6 million in the same period last year, an increase of $0.9 million, or approximately 9.6%. Gross margin increased to 9.5% for the second fiscal quarter of 2011 from 7.5% for the same period last year. The increased gross margin mainly resulted from greater production of higher-margin products and significantly reduced steel trading business. In addition, we also improved capacity utilization at our subsidiary Jiangsu Cold-Rolled Technology Co., Ltd. (“Jiangsu Cold-Rolled”) by moving more production from our subsidiary Changshu Huaye Steel Strip Co., Ltd. to Jiangsu Cold-Rolled as the HDG production lines at the latter are newer and more efficient.

Selling expenses. Selling expenses were $2.0 million for the second fiscal quarter of 2011 compared to approximately $1.0 million in the same period last year, an increase of 89.8%. The increase was mainly attributable to the increased shipping costs of our international sales. Shipping and shipping related expenses at Ningbo Zhehua were approximately $1.2 million for the three months ended December 31, 2010 as compared to approximately $0.08 million for the same period last year.

General and administrative expenses. General and administrative expenses were $1.7 million in the second fiscal quarter of 2011, compared to $1.2 million in the same period last year, an increase of $0.5 million, or approximately 44.3%. The increase was primarily due to the opening of two new offices located in metropolitan Ningbo and Shanghai in an effort to attract talents, increase brand recognition and improve customer services, attending international trade shows, increased allowance for bad debt in the second fiscal quarter of 2011, and reversing of bad debt allowance in the second fiscal quarter of 2010.

Income from operations. Income from operations was $5.8 million in the second fiscal quarter of 2011 compared to $6.4 million in the same period last year, a decrease of $0.6 million, or approximately 10.0%.

Interest expenses. Interest expense increased approximately $1.0 million to about $2.3 million for the three months ended December 31, 2010, from approximately $1.3 million for the same period last year.  As a percentage of revenue, our interest expenses increased to 2.3% for the three months ended December 31, 2010, from 1.1% for the same period last year.  Interest expenses consist of interest expenses on bank loans and expenses on discounting bank acceptance notes. The amount increase was mainly due to the higher cost of discounting bank acceptance notes during the quarter. The interest expenses on bank loans remained relatively stable.

Net income. Net income was $2.9 million in the second quarter of fiscal 2011, compared to $4.0 million in the same period last year, a decrease of $1.1 million, or approximately 27.2%.

Financial Condition

As of December 31, 2010, the Company had cash and cash equivalents of $9.1 million plus $45.0 million in restricted cash and working capital of $110.7 million. Stockholders’ equity increased 7.0% to $182.8 million, compared to $170.8 million as of June 30, 2010. The management expects to have sufficient capital for normal operations at its current level for the remainder of fiscal year 2011.

Conference Call Information

Sutor’s management will host an earnings conference call today, February 14, 2011, at 8:30 a.m. Eastern time. Listeners may access the call by dialing US: 1-877-847-0047, or 1-212-444-0133; China: 800-876 -5011, passcode: SUTR. A recording of the call will be available shortly after the call through March 16, 2011. Listeners may access it by dialing US: 1-866-572-7808, China: 800-876-5013, HK: 852-3012-8000, access code: 643117.

Functional Currency and Translating Press Release

The functional currency of the Company is the Chinese Yuan Renminbi (“RMB”); however, the accompanying financial information has been expressed in US Dollars (“USD”).  The consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date.  The consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company’s equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is a leading China-based manufacturer and distributor of high end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Such statements include, among others, those concerning our ability to capitalize on China’s industrial upgrading and urbanization processes, our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events.  You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements.  These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2010, and other risks mentioned in our other reports filed with the Securities and Exchange Commission, or SEC.  Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.  The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Mr. Jason Wang, Director of IR
Sutor Technology Group Limited
Tel: +86-512-5268-0988
Email: investor_relations@sutorcn.com

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2010	2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,116,800	$13,336,736
Restricted cash	44,949,938	48,315,962
Trade accounts receivable, net of allowance for doubtful accounts of $470,763 and $498,620, respectively	4,667,287	10,913,736
Other receivables and prepayment	1,322,864	929,507
Advances to suppliers-related parties	116,546,258	96,776,181
Advances to suppliers, net of allowance of $533,988 and $542,490, respectively	11,830,691	8,304,246
Inventory, net of allowance for obsolescence of $105,065 and $102,028, respectively	40,463,754	40,179,358
Notes receivable	887,691	73,437
Deferred income taxes	337,147	329,414

Total Current Assets	230,122,430	219,158,577

Property, Plant and Equipment, net of accumulated depreciation of $30,477,143 and $25,914,352, respectively	69,134,049	70,018,522
Intangible Assets, net of accumulated amortization of $462,657 and $415,178, respectively	3,049,527	2,995,488

TOTAL ASSETS	$302,306,006	$292,172,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,627,409	$23,954,009
Advances from customers	11,250,649	6,769,481
Other payables and accrued expenses	4,002,371	4,688,324
Other payables - related parties	471,884	352,495
Short-term notes payable	90,507,255	82,128,484
Short-term notes payable - related parties	604,979	587,492

Total Current Liabilities	119,464,547	118,480,285
Long-Term Notes Payable	—	2,859,995

Total Liabilities	119,464,547	121,340,280

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; no shares outstanding	—	—
Common stock - $0.001 par value; 500,000,000 shares authorized, 40,715,602 shares outstanding	40,715	40,715
Additional paid-in capital	42,528,318	42,465,581
Statutory reserves	12,629,151	12,629,151
Retained earnings	102,510,577	96,164,928
Accumulated other comprehensive income	25,132,698	19,531,932

Total Stockholders' Equity	182,841,459	170,832,307

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$302,306,006	$292,172,587

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Unaudited)

	For The Three Months Ended		For The Six Months Ended
	December 31		December 31
	2010	2009	2010	2009

Revenue:
Revenue	$55,720,704	$55,735,197	$95,280,863	$112,539,762
Revenue from related parties	43,702,411	59,439,545	106,089,348	126,443,302
	99,423,115	115,174,742	201,370,211	238,983,064

Cost of Revenue
Cost of revenue	50,290,654	50,554,335	86,037,699	104,885,247
Cost of revenue from related party sales	39,677,905	55,993,413	97,442,396	121,062,335
	89,968,559	106,547,748	183,480,095	225,947,582

Gross Profit	9,454,556	8,626,994	17,890,116	13,035,482

Operating Expenses:

Selling expense	1,982,635	1,044,382	3,363,113	2,648,478
General and administrative expense	1,720,113	1,192,212	3,363,258	2,486,427

Total Operating Expenses	3,702,748	2,236,594	6,726,371	5,134,905
Income from Operations	5,751,808	6,390,400	11,163,745	7,900,577

Other Income (Expense):
Interest income	248,402	102,767	437,715	583,339
Other income	99,255	47,161	121,292	366,964
Interest expense	(2,335,293)	(1,268,151)	(3,870,103)	(2,615,049)
Other expense	(209,349)	(82,689)	(275,063)	(322,278)
Total Other Income (Expense)	(2,196,985)	(1,200,912)	(3,586,159)	(1,987,024)

Income Before Taxes	3,554,823	5,189,488	7,577,586	5,913,553
Provision for income taxes	(621,742)	(1,162,339)	(1,231,937)	(1,385,728)

Net Income	$2,933,081	$4,027,149	$6,345,649	$4,527,825

Basic and Diluted Earnings per Share	$0.07	$0.11	$0.16	$0.12

Basic and Diluted Weighted Shares Outstanding	40,715,602	37,955,602	40,715,602	37,955,602

Net Income	$2,933,081	$4,027,149	$6,345,649	$4,527,825
Foreign currency translation adjustment	2,523,968	16,635	5,600,766	193,424
Comprehensive Income	$5,457,049	$4,043,784	$11,946,415	$4,721,249

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For The Six Months Ended
	December 31
	2010	2009
Cash Flows from Operating Activities:
Net income	$6,345,649	$4,527,825
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,784,283	3,407,563
Deferred income taxes	2,037	108,960
Foreign currency exchange loss	23,198	—
Stock based compensation	62,737	—
Gain on sale of assets	(4,710)	—
Changes in current assets and liabilities:
Trade accounts receivable, net	6,424,518	7,570,593
Other receivables and prepayment	(359,606)	33,099
Advances to suppliers - related parties	(16,321,928)	(11,259,630)
Advances to suppliers	(3,224,708)	13,689,581
Inventory	896,374	2,941,681
Accounts payable	(11,839,274)	(6,173,319)
Advances from customers	4,222,928	(8,125,696)
Other payables and accrued expenses	(800,652)	1,364,563
Other payables - related parties	107,084	—
Net Cash (Used In) Provided by Operating Activities	(10,682,070)	8,085,220

Cash Flows from Investing Activities:
Changes in notes receivable	(798,557)	(231,042)
Purchase of property, plant and equipment, net of value added tax refunds received	(831,690)	(999,732)
Proceeds from sale of assets	5,949	—
Net Cash Used In Investing Activities	(1,624,298)	(1,230,774)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	71,169,376	84,726,744
Payments on notes payable	(68,146,301)	(85,716,426)
Proceeds from issuance of notes payable - related parties	—	199,932
Net change in restricted cash	4,724,215	3,344,374
Distribution to shareholders	—	(6,615,825)
Net Cash Provided By (Used in) Financing Activities	7,747,290	(4,061,201)

Effect of Exchange Rate Changes on Cash	339,142	15,876

Net Change in Cash	(4,219,936)	2,809,121
Cash and Cash Equivalents at Beginning of Period	13,336,736	10,653,438
Cash and Cash Equivalents at End of Period	$9,116,800	$13,462,559

Supplemental Non-Cash Financing Activities
Offset of notes payable to related party against receivable from related parties (Note 7)	$9,870,221	$9,508,621

Supplemental Cash Flow Information
Cash paid during the period for interest	$3,583,122	$2,046,656
Cash paid during the period for income taxes	$1,404,237	$1,366,124